Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Lannett Company, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share	Other(2)	1,500,000	(3)	$1.54015	(2)	$2,310,225.00	(2)	$92.70 per $1,000,000	$214.16
Total Offering Amounts							$2,310,225.00			$214.16
Total Fee Offsets										$0.00
Net Fee Due										$214.16

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of the registrant’s common stock that become issuable under the Lannett Company, Inc. 2022 Employee Stock Purchase Plan (“ESPP”) by reason of any recapitalization, stock split, stock dividend or other similar transaction effected without receipt of consideration where the registrant’s outstanding shares of common stock are increased, converted or exchanged.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee and calculated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act based on the average of the high and low sales prices of the registrant’s common stock, as reported by the New York Stock Exchange on February 1, 2022.
(3)	Represents 1,500,000 shares of the registrant’s common stock available for issuance under the ESPP.